Exhibit 99.1

Digital Recorders, Inc. CEO Excited about Google's New Online Tool to Plot Efficient Public Transportation Routes; CEO Says DRI Products Also Assist Public Transit Authorities and Riders

     DALLAS--(BUSINESS WIRE)--Jan. 4, 2006--Digital Recorders, Inc. (DRI) (Nasdaq:TBUS), a technology leader in transit, transportation, law enforcement, and security digital communications systems, announced today that the recent deployment of Google Inc.'s (Nasdaq:GOOG) Google Transit Trip Planner, which is being beta tested with the Tri-County Metropolitan Transportation District of Oregon (TriMet), is a significant, positive step in improving public transit passenger services.
     "We believe the Google Transit Trip Planner is a step in the right direction for the public transportation industry. Google, Inc. certainly should be commended for this bold step. We also commend TriMet for taking part in the beta test of this new online tool," David L. Turney, the Company's Chairman, Chief Executive Officer, and President, said.
     Mr. Turney said the Google Transit Trip Planner is a notable development. "First, it is stark recognition by a powerhouse information-age organization that transit systems can and do play a vital role in mobility. Second, this type of service has the potential to increase demand for transit services, which could be a boost for almost all suppliers in the industry. Third, some of our products and technical capabilities related to vehicle locating and monitoring, designed and manufactured by our Digital Recorders (DR) division in Research Triangle Park, N.C., possibly may indirectly feed into supporting this service."
     Examples of the DR division's products and technical capabilities related to vehicle locating and monitoring include:

     -- The DR Automatic Vehicle Location (AVL) System keeps track of public transit vehicles' location and performance. Independent of communications systems, this system can operate through existing public telecom infrastructures or it can be interfaced to transit operators' private radio systems. The DR AVL System information can be easily shared with other applications such as passenger information systems.

     -- The On-Time Vehicle Information Access Passenger Information (OTvia(TM)) System expands the DR AVL System, and gives passengers information about vehicle location and arrival time. This Internet-based system enables transit operators to disseminate information to electronic signs at bus-stops, transit center kiosks, cell phones, personal computers, PDAs, and to any media with Internet access. The technology empowers passengers, and it enhances a transit system's ability to provide yet another greatly appreciated amenity for riders.

     -- The DR600(TM) Modular Vehicle Logic Unit exploits state-of-the-art technology to ensure fast, on-vehicle processing, and reliable communications, as well as vehicle locating and monitoring. The DR600(TM) can be used to implement various functions and to share data with other electronic systems such as fareboxes, automatic passenger counters, and security systems.

     ABOUT THE GOOGLE TRANSIT TRIP PLANNER

     As recently reported in the American Public Transportation Association's Passenger Transport magazine, the Google Transit Trip Planner enables you to enter the specifics of your trip -- where you're starting, where you're ending up, what time of day you'd like to leave and/or arrive -- then uses all available public transportation schedules and information to plot out the most efficient possible step-by-step itinerary. The online tool also compares travel costs by estimating the cost of driving based on the average mileage for the shortest route between your starting and ending addresses multiplied by the cost per mile (48.5 cents) allowed by the Internal Revenue Service as a business deduction. However, cost estimates do not include things like tolls, parking fees, or variations in gas mileage for different types of cars.
     A Google Labs product, Google Transit Trip Planner has not yet been integrated with Google Local because Google, Inc. wants to further develop the product by learning, through user feedback, how people really use public transportation data and how the online tool can be improved. Currently offered only in the Portland, Oregon metro area, Google Inc. has plans to expand Google Transit Trip Planner to include other cities in the U.S. and around the world. The online tool can be accessed by visiting http://www.google.com/transit.

     ABOUT THE DIGITAL RECORDERS DIVISION

     The Company's DR division develops and manufactures digital audio communications products for the transit industry. Products include: computer aided dispatch/automatic vehicle location systems; automatic vehicle monitoring systems; Talking Bus(R) automatic voice announcement systems; and more. For more information about the Company's DR division, go to www.talkingbus.com.

     ABOUT THE COMPANY

     Digital Recorders, Inc. is a technology leader in transportation, law enforcement, and security digital communications systems using proprietary hardware and software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products -- TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Internet-based passenger information systems, and computer-aided dispatch/automatic vehicle location and monitoring systems, and VacTell(TM) video actionable intelligence systems -- enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

     FORWARD-LOOKING STATEMENTS

     This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the Google Transit Trip Planner, the Company's products and services, the future state of our industry sector as a whole, our future assessment of current trends and indicators, as well as any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties that the assumptions behind expected results, the success of recent product and service introductions, the risk that we may incorrectly analyze current trends and indicators, as well as other risks and uncertainties set forth in our Annual Report on 10-K filed April 1, 2005, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.


     CONTACT: Company Contact:
              Digital Recorders, Inc.
              Veronica B. Marks, 214-378-4776
              Fax: 214-378-8437
              E-Mail: veronicam@digrec.com
              or
              Investor Relations Contact:
              The Investor Relations Company
              Brien Gately, 800-536-8472
              Fax: 847-296-4460
              E-Mail: bgately@tirc.com